Exhibit 11

Exhibit 11. Statement re computation of per share earnings.

TORCHMARK CORPORATION

COMPUTATION OF EARNINGS PER SHARE

	Three months ended June 30,
	2005	2004
Income before cumulative effect of change in accounting principle	$132,365,000	$116,561,000
Cumulative effect of change in accounting principle (net of applicable tax)	0	0

Net Income	$132,365,000	$116,561,000

Basic weighted average shares outstanding	104,758,238	110,771,195
Diluted weighted average shares outstanding	105,982,185	112,615,018

Basic earnings per share:
Income before cumulative effect of change in accounting principle	$1.26	$1.05
Cumulative effect of change in accounting principle (net of applicable tax)	0.00	0.00

Basic net income per share	$1.26	$1.05

Diluted earnings per share:
Income before cumulative effect of change in accounting principle	$1.25	$1.04
Cumulative effect of change in accounting principle (net of applicable tax)	0.00	0.00

Diluted net income per share	$1.25	$1.04

	Six months ended June 30,
	2005	2004
Income before cumulative effect of change in accounting principle	$250,208,000	$236,075,000
Cumulative effect of change in accounting principle (net of applicable tax)	0	(7,163,000)

Net Income	$250,208,000	$228,912,000

Basic weighted average shares outstanding	105,585,139	111,600,864
Diluted weighted average shares outstanding and common stock equivalents outstanding	107,016,337	113,338,971
Basic earnings per share:
Income before cumulative effect of change in accounting principle	$2.37	$2.11
Cumulative effect of change in accounting principle (net of applicable tax)	0.00	(0.06)

Basic net income per share	$2.37	$2.05

Diluted earnings per share:
Income before cumulative effect of change in accounting principle	$2.34	$2.08
Cumulative effect of change in accounting principle (net of applicable tax)	0.00	(0.06)

Diluted net income per share	$2.34	$2.02